UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2005

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Events

    Exhibits

Exhibit 99.1 Press release of Independence Holding Company dated January 5, 2004, announces that IHC Acquires Short-Term Medical Administrator

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)
By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	January 5, 2005

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                                       CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                                            (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                                     www.Independenceholding.com

NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY

ACQUIRES SHORT-TERM MEDICAL ADMINISTRATOR

Stamford, Connecticut, January 5, 2005, Independence Holding Company (NYSE: IHC) today announced that it has acquired an 80% interest in Health Plan Administrators, Inc. ("HPA"), an administrator of innovative health care solutions based in Rockford, IL and Tampa FL.

IHC acquired 80% of the stock of HPA for $9.6 million in cash. Starting in the first quarter of 2005, HPA will begin offering short-term medical insurance in certain jurisdictions through Standard Security Life and Madison National Life. IHC expects that this transaction will be immediately accretive to earnings both through income earned from HPA and through the business written by Standard and Madison.

Founded in 1939, HPA specializes in short-term and temporary medical insurance products which are marketed nationally through more than 39,000 insurance agents and brokers. HPA, which collected premiums of $23 million for the trailing twelve months ended October 31, 2004, is a market leader in using its website (www.hpa-inc.com) to streamline ordering and fulfillment of short-term medical and other insurance products

This acquisition is a joint venture with Insurers Administrative Corporation ("IAC"), a leading individual and group health insurance administrator, which will own the balance of the stock of HPA. IAC brings to this venture a staff of 350 employees and 28 years of experience administering fully insured health plans. The company, which is led by a seasoned group of insurance managers, has distinguished itself with a consistent track record of successfully managing, underwriting and administering a diverse portfolio of health insurance plans. In addition, a broad mix of integrated cost containment services help to deliver value added results to insurers' bottom lines. IHC and IAC will oversee the management of HPA, and Scott Wood, Chief Operating Officer of IAC, will serve as HPA's Chief Executive Officer. Mike Kosloske, the current President of HPA and grandson of its founder, will remain in the same capacity.

Roy T.K. Thung, Chief Executive Officer of IHC commented "In October 2004, we announced the formation of a strategic health products division to serve new market segments. The acquisition of HPA provides us with an immediate presence in short-term medical, which is a product (typically one to twelve months in duration) primarily sold to self-employed professionals, recent college graduates, individuals between jobs and employed individuals not currently eligible for group coverage. We believe HPA is a premier participant in this market, and provides us with a platform from which we can expand into other products lines. In addition, we are pleased to be partnering with IAC on this project, and we look forward to working with them on other health products in 2005."

Scott Wood commented: "For many years I have admired HPA's focus and specialization on a single class of business. Short term medical is a unique product niche in which HPA has clearly defined its brand. I look forward to working with Mike Kosloske to help perpetuate and build on HPA's past success. It is our belief that IAC can add value to HPA in many ways including additional sales volume and administrative synergies." Mike Kosloske added "I am very optimistic as to the future of HPA. The combination of the security of IHC and the administrative staff and synergies of IAC will provide for tremendous support for HPA's outstanding management team. I truly believe that IHC and IAC share my vision for HPA, and together we will grow and prosper."

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its subsidiaries, Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. and its affiliate, American Independence Corp. Standard Life markets medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, credit life and disability and individual life insurance. AMIC is a holding company principally engaged in the insurance and reinsurance business through Independence American Insurance Company and its employer medical stop-loss and managed care managing general underwriters.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.